EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-99648, 333-35801, 333-65421, 333-96529 and 333-50166) pertaining to the 1995 Stock Option/ Stock Issuance Plan and the Employee Stock Purchase Plan and in the Registration Statement (Form S-3 No. 333-24275) of Intevac, Inc. of our report dated January 21, 2000, with respect to the consolidated financial statements and schedule for the year ended December 31, 1999 of Intevac, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

March 19, 2002